EXHIBIT 99.1

Contact:

Brad Belhouse – Investors

Gary Thompson – Media

Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
(702) 407-6367	(702) 407-6529

Release #HET 07-0456

Harrah’s Entertainment Increases Quarterly Cash Dividend 10 Percent

LAS VEGAS, July 15, 2004 – The board of directors of Harrah’s Entertainment, Inc. (NYSE:HET) today increased the regularly quarterly cash dividend 10 percent, to 33 cents per share.

The next quarterly dividend will be payable August 25, 2004, to shareholders of record as of the close of business on August 11, 2004.

Founded 66 years ago, Harrah’s Entertainment, Inc. operates 28 casinos in the United States, primarily under the Harrah’s brand name. Harrah’s Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at www.harrahs.com.

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